Exhibit 3.2

CEDAR REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

7.25% Series B Cumulative Redeemable Preferred Stock

Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article IV of the Articles of Incorporation of the Corporation, as amended and supplemented (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted at a meeting duly called and held on May 2, 2012 (the “Board Resolutions”), and the Pricing Committee of the Board of Directors established by the Board Resolutions, by resolution duly adopted at a meeting duly called and held on May 14, 2012, classified and designated 400,000 shares (the “Shares”) of Preferred Stock (as defined in the Charter) as shares of 7.25% Series B Cumulative Redeemable Preferred Stock, with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of stock as follows and provided for the issuance thereof. Upon any restatement of the Charter, Sections 1 through 13 of this Article FIRST shall become part of Article IV of the Charter, with such changes in enumeration as are necessary to complete such restatement.

(1) Designation and Number. A series of shares of Preferred Stock, designated as the “7.25% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of Series B Preferred Stock shall be 400,000. The par value of the Series B Preferred Stock shall be $.01 per share.

(2) Rank. The Series B Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock (as defined in the Charter), and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series B Preferred Stock; (b) on parity with the Series A Preferred Stock (as defined in the Charter) and with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on parity with the Series B Preferred Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock. The term “equity securities” shall not include convertible debt securities.

(3) Distributions.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, out of funds legally available for payment of distributions, cumulative preferential cash distributions at the rate of 7.25% of the liquidation preference per annum (which is equivalent to a fixed annual amount of $1.8125 per share of Series B Preferred Stock). Such distributions shall accrue and cumulate from the date of original issuance (May 22, 2012) and shall be payable quarterly in arrears on the 20th day of February, May, August and November of each year or, if not a business day, the next succeeding business day (each a “Distribution Payment Date”). The first distribution on the Series B Preferred Stock shall be paid on August 20, 2012, will be for more than a full quarter and will reflect distributions accumulated from the date of original issuance through August 20, 2012. Any distribution payable on the Series B Preferred Stock for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable distribution record date, which shall be a date designated by the Board of Directors for the payment of distributions that is not more than 60 nor less than 10 calendar days immediately preceding such Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distribution on the Series B Preferred Stock shall be authorized or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness or any other of the Corporation’s preferred stock, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Stock shall accrue and cumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared by the Board of Directors. Accrued but unpaid distributions on the Series B Preferred Stock shall cumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest shall be payable in respect of any distribution on the Series B Preferred Stock that may be in arrears.

(c) Except as provided in the following sentence, if any Series B Preferred Stock are outstanding, no distributions, other than distributions in kind of the Corporation’s Common Stock or other shares of the Corporation’s equity securities ranking junior to the Series B Preferred Stock as to distributions and upon liquidation, may be declared or paid or set apart for payment, and no other distribution may be declared or made upon, the Corporation’s Common Stock, the Series A Preferred Stock or any other shares of equity securities of the Corporation of any other class or series ranking, as to distributions and upon liquidation, on parity with or junior to the Series B Preferred Stock unless full cumulative distributions for all past distribution periods have been or contemporaneously are declared and paid or declared and a sum sufficient is set apart for such payment on the Series B Preferred Stock for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock, the Series A Preferred Stock and all other equity securities ranking on parity, as to distributions, with the Series B Preferred Stock, all distributions declared upon the Series B Preferred Stock, the Series A Preferred Stock and any other equity securities ranking on parity, as to distributions, with the Series B Preferred Stock shall be authorized pro rata so that the amount of distributions authorized per share of Series B Preferred Stock, per share of Series A Preferred Stock and each such other equity security shall in all cases bear to each other the same ratio that accrued distributions per share of Series B Preferred Stock, per share of Series A Preferred Stock and such other equity security (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other equity securities do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Stock which may be in arrears.

(d) Except as provided in subparagraph (c) of this Section 3, unless full cumulative distributions on the Series B Preferred Stock have been or contemporaneously are declared and paid for all past distribution periods or declared and a sum sufficient is set apart for payment for all past distribution periods, no Common Stock, Series A Preferred Stock or any other shares of equity securities of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for Common Stock or other shares of equity securities of the Corporation ranking junior to the Series B Preferred Stock as to distributions and amounts upon liquidation). The foregoing shall not prohibit any redemption, purchase or other acquisition by the Corporation of any class or series of equity securities of the Corporation for the purpose of enforcing restrictions on ownership contained in the Corporation’s Charter (including these Articles Supplementary) or preserving the Corporation’s status as a REIT (as defined in Section 8 hereof).

(e) Holders of Series B Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series B Preferred Stock as described above. Any distribution payment made on the Series B Preferred Stock, including any capital gain distributions, shall first be credited against the earliest accrued but unpaid distribution due with respect to the Series B Preferred Stock which remains payable.

(f) If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all series or classes of the Corporation’s stock (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains has been distributed as “capital gains dividends” by the Corporation to its stockholders.

(4) Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (referred to herein sometimes as a “liquidation”), the holders of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (after payment or provision for payment of all debts and other liabilities of the Corporation) the sum of (i) the liquidation preference of $25.00 per share and (ii) an amount equal to any accrued and unpaid distributions (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock (as defined in the Charter) or any equity securities that the Corporation may issue that rank junior to the Series B Preferred Stock as to liquidation rights.

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to make full payment to holders of the Series B Preferred Stock, the Series A Preferred Stock and any shares of other classes or series of equity securities of the Corporation ranking on parity with the Series B Preferred Stock as to liquidation rights, then the holders of the Series B Preferred Stock, the Series A Preferred Stock and all other such classes or series of equity securities ranking on parity with the Series B Preferred Stock as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(e) None of a consolidation or merger of the Corporation with or into another entity, the merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s assets or business shall be considered a liquidation, dissolution or winding up of the Corporation.

(f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of the Corporation or otherwise is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series B Preferred Stock will not be added to the Corporation’s total liabilities.

(5) Redemption.

(a) Except as otherwise set forth in this Section 5 and in Section 8, the Series B Preferred Stock is not redeemable prior to May 22, 2017, except that the Corporation will be entitled to redeem, purchase or acquire shares of Series B Preferred Stock in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 8 hereof).

(b) On or after May 22, 2017 the Corporation, at its option, upon giving notice as provided below, may redeem the Series B Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series B Preferred Stock to, but not including, the date of redemption, whether or not declared (the “Optional Redemption Right”).

(c) Upon the occurrence of a Change of Control (as defined below), the Corporation, at its option, upon giving notice as provided below, may redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions on such Series B Preferred Stock to, but not including, the date of redemption, whether or not declared (the “Special Optional Redemption Right”, and together with the Optional Redemption Right, the “Redemption Right”).

(d) If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares).

(e) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid for all past distribution periods or declared and a sum sufficient is set apart for payment for all past distribution periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed. In addition, unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid for all past distribution periods or declared and a sum sufficient is set apart for payment for all past distribution periods, the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any other shares of equity securities of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to distributions or upon liquidation (except by conversion into or exchange for shares of equity securities of the Corporation ranking junior to the Series B Preferred Stock as to distributions and upon liquidation). The restrictions in this Section 5 on redemptions, purchases and other acquisitions shall not prevent the redemption, purchase or acquisition by the Corporation of Preferred Stock of any series pursuant to Article IV of the Charter or Section 5(a) hereof, or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock.

(f) Immediately prior to any redemption of shares of Series B Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid distributions to, but not including, the redemption date, whether or not declared, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before the Distribution Payment Date. Except as provided in the previous sentence, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(g) The following provisions set forth the procedures to exercise the Redemption Right:

(i) Notice of redemption will be mailed by the Corporation, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next Distribution Payment Date, to the record holder at the close of business on the relevant record date; (C) the number of Series B Preferred Stock to be redeemed; (D) the place or places where the holders of Series B Preferred Stock may surrender certificates for payment of the redemption price; (E) that distributions on the Series B Preferred Stock to be redeemed will cease to accrue on the redemption date; and (F) if the notice of redemption is mailed pursuant to the Special Optional Redemption Right, (i) that the Series B Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ii) that the holders of the Series B Preferred Stock to which the notice relates will not be able to tender such Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined in subparagraph (b)(vi) of Section 7 below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of Series B Preferred Stock held by such holder to be redeemed. Any such redemption may be made conditional on such factors as may be determined by the Board of Directors and as set forth in the notice.

(iii) On or after the redemption date, each holder of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing his Series B Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accrued and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series B Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iv) From and after the redemption date (unless the Corporation defaults in payment of the redemption price), all distributions on the Series B Preferred Stock designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accrued and unpaid distributions up to the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid distributions to the redemption date) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(h) Any Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(i) If, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of redemption with respect to the Redemption Right in accordance with this Section 5, the holders of Series B Preferred Stock will not have the conversion right described in Section 7 below.

(j) For the purposes of this Section 5 and Section 7 below, a “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing: (x) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (y) following the closing of any transaction referred to in clause (x), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (the “NASDAQ”), or listed or quoted on an exchange or quotation system that is successor to the NYSE, the NYSE Amex or NASDAQ (each individually, a “National Market,” and collectively, the “National Markets”); or (z) a change of control occurs pursuant to the provisions of any shareholder rights plan that may be adopted by the Corporation.

(6) Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth below.

(b) Whenever (i) distributions on the Series B Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), or (ii) once the Series B Preferred Stock becomes initially eligible for listing on a National Market, the Corporation fails to maintain such listing for the Series B Preferred Stock for 180 consecutive days or longer (a “Listing Default”), the holders of Series B Preferred Stock (voting together as a single class with the holders of Series A Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) shall be entitled to elect a total of two additional directors to the Corporation’s Board of Directors (the “Preferred Stock Directors”), if not already elected by reason of similar types of provisions with respect to Preferred Stock Directors, at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock or the record holders of at least 10% of the outstanding shares of Parity Preferred Stock (unless such request is received less than 90 calendar days before the date fixed for the next annual or special meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than 90 calendar days before the date fixed for the next annual or special meeting of stockholders, at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders until (x) with respect to a Preferred Distribution Default, all distributions accrued on the Series B Preferred Stock for the past distribution periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, or (y) with respect to a Listing Default, the Corporation has cured the Listing Default by again subjecting the Series B Preferred Stock to listing on a National Market. On any matter in which the holders of Series B Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series B Preferred Stock shall have one vote per share, except that when shares of any other class or series of Parity Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the holders of Series B Preferred Stock and the holders of such other class or series of Parity Preferred Stock shall have with respect to such matters one vote per $25.00 of stated liquidation preference. The Preferred Stock Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth in this subparagraph (b) of Section 6 (voting together as a single class with the holders of any outstanding shares of Parity Preferred Stock) in the election of such Preferred Stock Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such Preferred Stock Directors’ right to hold the office terminates as described below, whichever occurs earlier.

(c) If and when (i) with respect to a Preferred Distribution Default, all accrued distributions on the Series B Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set aside for payment in full, the holders of Series B Preferred Stock shall be divested of the voting rights set forth in subparagraph (b) of this Section 6 (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accrued distributions have been paid in full or declared by the Board of Directors and set aside for payment in full on all other series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate, or (ii) with respect to a Listing Default, the Corporation has cured the Listing Default by again subjecting the Series B Preferred Stock to listing on a National Market, the holders of Series B Preferred Stock shall be divested of the voting rights set forth in subparagraph (b) of this Section 6 (subject to revesting in the event of each and every Listing Default), and the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote or consent of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series B Preferred Stock when they have the voting rights set forth in subparagraph (b) of this Section 6 (voting together as a single class with the holders of any outstanding shares of Parity Preferred Stock). So long as a Preferred Distribution Default or Listing Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series B Preferred Stock when they have the voting rights set forth in subparagraph (b) of this Section 6 (voting together as a single class with the holders of any outstanding shares of Parity Preferred Stock). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(d) So long as any Series B Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series B Preferred Stock with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or reclassify any authorized equity securities of the Corporation into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or (ii) amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that with respect to the occurrence of any Event, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, or, if the Corporation is not the surviving entity in such transaction, the Series B Preferred Stock is exchanged for a security of the surviving entity with terms that are materially the same as the Series B Preferred Stock; and provided further that any increase in the amount of authorized Series B Preferred Stock or the creation or issuance of or increase in the amount of any other class or series of the Corporation’s equity securities, in each case ranking on parity with or junior to the Series B Preferred Stock with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Conversion.

(a) Except as otherwise set forth in this Section 7, the Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(b) Conversion Right.

  (i) Upon the occurrence of a Change of Control (as defined in subparagraph (j) of Section 5), each holder of Series B Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of its election to redeem the Series B Preferred Stock pursuant to the Redemption Right, to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (1) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for the Series B Preferred Stock distribution payment and prior to the corresponding Series B Preferred Stock Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (2) the Common Stock Price (as defined below) and (B) 10.2041 (the “Stock Cap”), subject to Section 7(b)(ii).

(ii) The Stock Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to Common Stock as follows: the adjusted Stock Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Stock Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

(iii) For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”), will not exceed 4,081,640 in total (or equivalent Alternative Conversion Consideration, as applicable). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Stock Cap and for additional issuances of shares of Series B Preferred Stock in subsequent offerings.

(iv) In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock shall receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series B Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series B Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(v) In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series B Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of the Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(vi) The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 7(d) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 7(d).

(vii) The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, or (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash.

(c) No fractional shares of Common Stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(d) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control describing the resulting Change of Control Conversion Right shall be delivered to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holder will not be able to convert Series B Preferred Stock and such Series B Preferred Stock shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per each share of Series B Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

(e) The Corporation shall issue a press release and post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 7(d) above to the holders of Series B Preferred Stock.

(f) To exercise the Change of Control Conversion Right, a holder of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series B Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice (the “Conversion Notice”) to the Corporation’s transfer agent. The Conversion Notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series B Preferred Stock to be converted; and (iii) that the Series B Preferred Stock is to be converted pursuant to the applicable terms of the Series B Preferred Stock. Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(g) Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal (the “Withdrawal Notice”) delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The Withdrawal Notice must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the Conversion Notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the Withdrawal Notice shall comply with applicable procedures of DTC.

(h) Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series B Preferred Stock, pursuant to its Redemption Right. If the Corporation elects to redeem Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date in accordance with Section 5 above.

(i) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(j) Notwithstanding anything to the contrary contained herein, no holder of Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to own shares of Common Stock of the Corporation in excess of the Ownership Limit, unless the Board grants a waiver of such limitation.

(8) Ownership Limitations. The provisions of this Section 8 shall apply with respect to the limitations on the ownership and acquisition of shares of Series B Preferred Stock.

(a) Definitions.

For the purposes of this Section 8, the following terms shall have the following meanings:

“Act” shall mean the General Corporation Law of Maryland.

“Beneficial Ownership” shall mean ownership of Series B Preferred Stock by a Person who would be treated as an owner of such shares of Series B Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Trust” shall mean the trust created pursuant to subparagraph (c)(i) of this Section 8.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series B Preferred Stock by a Person who would be treated as an owner of such shares of Series B Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Holder” shall mean the record holder of shares of Series B Preferred Stock, or in the case of shares held by a Purported Record Transferee, the Charitable Trust.

“Initial Date” shall mean the date upon which the Corporation issues the Series B Preferred Stock.

“IRS” shall mean the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of Series B Preferred Stock on the trading day immediately preceding the relevant date, or if the Series B Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series B Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series B Preferred Stock may be traded, or if the Series B Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series B Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean 9.9% of the outstanding Series B Preferred Stock of the Corporation, and after any adjustment as set forth in subparagraph (i) of this Section 8, shall mean such greater percentage.

“Partner” shall mean any Person owning Units.

“Partnership” shall mean Cedar Realty Trust Partnership, L.P., a Delaware limited partnership.

“Partnership Agreement” shall mean the Agreement of Limited Partnership of the Partnership, of which the Corporation is the sole general partner, as amended, as such agreement may be further amended from time to time.

“Person” shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder; but does not include an underwriter which participates in a public offering of the Series B Preferred Stock provided that the ownership of Series B Preferred Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.

“Purported Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a violation of subparagraph (b) of this Section 8, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Series B Preferred Stock, if such Transfer had been valid under such subparagraph.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in a violation of subparagraph (b) of this Section 8, the record holder of the Series B Preferred Stock if such Transfer had been valid under such subparagraph.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, issuance, transfer, gift, assignment, devise or other disposition of Series B Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series B Preferred Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series B Preferred Stock or (ii) the sale, transfer. assignment or other disposition of any securities or rights convertible into or exchangeable for Series B Preferred Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constrictive Ownership of Series B Preferred Stock), and whether by operation of law or otherwise.

“Trustee” shall mean the Corporation as trustee for the Charitable Trust, and any successor trustee appointed by the Corporation.

“Units” shall mean the units into which partnership interests of the Partnership are divided, and as the same may be adjusted, as provided in the Partnership Agreement.

(b) Restriction on Ownership and Transfer.

(i) Except as provided in subparagraph (k) of this Section 8, from the Initial Date and prior to the Restriction Termination Date, no Person shall Beneficially Own shares of Series B Preferred Stock in excess of the Ownership Limit.

(ii) Except as provided in subparagraph (k) of this Section 8, from the Initial Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning Series B Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Series B Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the Purported Transferee shall acquire no rights in such shares of Series B Preferred Stock.

(iii) Except as provided in subparagraph (k) of this Section 8, from the Initial Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Series B Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Series B Preferred Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Series B Preferred Stock.

(iv) Notwithstanding any other provisions contained in this Section 8, from the Initial Date and prior to the Restriction Termination Date, any Transfer or other event that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy, any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the shares of Series B Preferred Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such shares of Series B Preferred Stock.

(c) Effect of Transfer in Violation of Subparagraph 8(b).

(i) If, notwithstanding the other provisions contained in this Section 8, at any time after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer, or change in the capital structure of the Corporation, or other event such that one or more of the restrictions on ownership and transfers described in subparagraph (b) of this Section 8 has been violated, then the shares of Series B Preferred Stock being Transferred (or in the case of an event other than a Transfer, the shares owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) (the “Trust Shares”), shall automatically be transferred to the Corporation, as Trustee of a trust (the “Charitable Trust”) for the exclusive benefit of The American Cancer Society (the “Designated Charity”), an organization described in Section 170(b)(1)(A ) and 170(c) of the Code. The Purported Transferee shall have no rights in such Trust Shares.

(ii) The Corporation, as Trustee of the Charitable Trust, may transfer the shares held in such trust to a Person whose ownership of the shares will not result in a violation of the ownership restrictions (a “Permitted Transferee”). If such a transfer is made, the interest of the Designated Charity will terminate and proceeds of the sale will be payable to the Purported Transferee and to the Designated Charity. The Purported Transferee will receive the lesser of (1) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares, the Market Price of the shares on the day of the event causing the shares to be held in trust, and (2) the price per share received by the Corporation, as Trustee, from the sale or other disposition of the shares held in trust. The Designated Charity will receive any proceeds in excess of the amount payable to the Purported Transferee. The Purported Transferee will not be entitled to designate a Permitted Transferee.

(iii) All stock held in the Charitable Trust will be deemed to have been offered for sale to the Corporation or its designee for a 90-day period, at the lesser of the price paid for that stock by the Purported Transferee and the Market Price on the date that the Corporation accepts the offer. This period will commence on the date of the violative transfer, if the Purported Transferee gives notice to the Corporation of the transfer, or the date that the Board of Directors of the Corporation determines that a violative transfer occurred, if no such notice is provided.

(iv) Any dividend or distribution paid prior to the discovery by the Corporation that shares of Series B Preferred Stock have been transferred in violation of subparagraph (b) of this Section 8, shall be repaid to the Corporation upon demand and shall be held in trust for the Designated Charity. Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of stock.

(v) In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Designated Charity shall be entitled to receive, ratably with each other holder of Series B Preferred Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of Trust Shares bears to the total number of shares of Series B Preferred Stock then outstanding (including the Trust Shares). The Corporation, as Trustee, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to the Designated Charity, when determined (or if not determined, or only partially determined, ratably to the other holders of Series B Preferred Stock who have been determined and the Designated Charity), any such assets received in respect of the Trust Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.

(vi) The Purported Transferee will not be entitled to vote any Series B Preferred Stock it attempts to acquire, and any stockholder vote will be rescinded if a Purported Transferee votes and the stockholder vote would have been decided differently if such Purported Transferee’s vote was not counted.

(d) Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (b) of this Section 8 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series B Preferred Stock in violation of subparagraph (b) of this Section 8, the Corporation shall inform the Purported Transferee of its obligations pursuant to this Section 8, including such Purported Transferee’s obligations to pay over to the Charitable Trust any and all dividends received with respect to the Trust Shares. In addition, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer and to recover any dividend erroneously paid and declaring any votes erroneously cast to be retroactively invalid; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph (b) of this Section 8 shall automatically result in a transfer to the Charitable Trust as described in subparagraph (c) of this Section 8, irrespective of any action (or non-action) by the Board of Directors.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series B Preferred Stock in violation of subparagraph (b) of this Section 8, or any Person who is a Purported Transferee, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(f) Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series B Preferred Stock and each Person (including the stockholder of record) who is holding Series B Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(g) Remedies Not Limited. Nothing contained in this Section 8 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8, including any definition contained in subparagraph (a) of this Section 8, the Board of Directors shall have the power to determine the application of the provisions of this Section 8 with respect to any situation based on the facts known to it.

(i) Modification of Ownership Limit. Subject to the limitations provided in subparagraph (j) of this Section 8, the Board of Directors may from time to time increase the Ownership Limit and shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland to evidence such increase.

(j) Limitations on Modifications.

(i) From the Initial Date and prior to the Restriction Termination Date, the Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are Beneficial Owners of Series B Preferred Stock could (taking into account the Ownership Limit) Beneficially Own, in the aggregate, more than 49.5% of the outstanding Series B Preferred Stock.

(ii) Prior to the modification of any Ownership Limit pursuant to subparagraph (i) of this Section 8, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(k) Exceptions.

(i) The Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit, if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such shares of Series B Preferred Stock will violate the Ownership Limit, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this subparagraph (k) of this Section 8) or attempted violation will result in such shares of Series B Preferred Stock automatically being transferred to the Charitable Trust.

(ii) Prior to granting any exception pursuant to subparagraph (k)(i) of this Section 8, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(l) Legend. Each certificate for shares of Series B Preferred Stock shall bear legends substantially to the effect of the following:

“The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation’s charter and a written statement of the designations, relative rights, preferences and limitations applicable to each such class of stock. Requests for the Corporation’s charter and such written statement may be directed to Cedar Realty Trust, Inc., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Secretary.

The shares of Series B Preferred Stock represented by this certificate are subject to restrictions on ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Code. No Person may Beneficially Own shares of Series B Preferred Stock in excess of 9.9% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Series B Preferred Stock of the Corporation with certain exceptions set forth in the Corporation’s charter. Any Person who attempts to Beneficially Own shares of Series B Preferred Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation’s charter. Transfers in violation of the restrictions described above may be void ab initio.

In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the shares of Series B Preferred Stock represented hereby may be automatically exchanged for Trust Shares which will be held in trust by the Corporation. The Corporation has an option to acquire Trust Shares under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Trust Shares. Requests for such statement may be directed to Cedar Realty Trust, Inc., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Secretary.”

(m) Severability. If any provision of this Section 8 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(9) Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock. The Corporation will mail (or otherwise provide) the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if it were subject to Section 13 or Section 15(d) of the Exchange Act.

(10) Status. Upon any redemption of shares of Series B Preferred Stock, the shares of Series B Preferred Stock which are redeemed will be reclassified as authorized and unissued shares of Preferred Stock, and the number of shares of Series B Preferred Stock which the Corporation has the authority to issue will be decreased by the redemption of shares of Series B Preferred Stock, so that the shares of Series B Preferred Stock which were redeemed may not be reissued.

(11) Exclusion of Other Rights. The shares of Series B Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth in these Articles Supplementary. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

(12) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(13) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 15th of May, 2012.

ATTEST:	CEDAR REALTY TRUST, INC.

/s/ Stuart H. Widowski	/s/ Bruce J. Schanzer
Stuart H. Widowski, Secretary	Bruce J. Schanzer, President